UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: August 5, 2008

(Date of earliest event reported)

EMAK Worldwide, Inc.

(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)

6330 San Vicente Boulevard

Los Angeles, California 90048

(Address of Principal executive offices, including zip code)

(323) 932-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

EMAK Worldwide, Inc. (the “Company”) has implemented a restructuring plan designed to improve operational efficiencies by relocating the European headquarters of its Logistix agency from the United Kingdom to France. The restructuring plan was communicated to affected employees on August 5, 2008.

The restructuring plan will result in the closure of one office location in Gerrards Cross, United Kingdom, and the elimination of ten full-time positions. The Logistix agency will continue to operate from European offices in Paris, Amsterdam and Frankfurt, as well as domestic operations in the United States. The Company expects the restructuring plan to result in a reduction of annualized operating expenses of approximately $1,500,000.

Total one-time employee termination benefit costs are estimated at approximately $225,000, and are expected to be recorded in the third quarter ending September 30, 2008. The Company is analyzing options for the Gerrards Cross facility and is not currently able to estimate the costs of exiting the facility. Such costs are expected to result in future cash expenditures. All costs related to the restructuring plan are expected to be accrued and paid on or before December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, INC.

Date: August 11, 2008	By:	/S/TERESA L. TORMEY
Teresa L. Tormey, Chief Administrative Officer & General Counsel

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